Exhibit 10.36.1

$2,000,000.00 AUGUST 3, 1999

Philadelphia, Pennsylvania

NOTE

FOR VALUE RECEIVED, PRWT COMSERV, INC., a Delaware Corporation, (hereinafter referred to as "Maker") promises to pay to PIDC LOCAL DEVELOPMENT CORPORATION (hereinafter referred to as "Payee"), at 2600 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania, the sum of Two Million Dollars and No Cents ($2,000,000.00) pursuant to a Commitment Letter dated May 24, 1999 together with interest at the rate of eight percent (8%) per annum with interest only payable on all sums advanced under the Commitment Letter on the 1st day of each month through November 1, 1999 or the 1st day of the 1st month after all sums have been advanced under the Commitment Letter, whichever shall first occur. Thereafter principal and interest shall be repaid in thirty six (36) equal monthly installments of Thirty One Thousand One Hundred Seventy Two Dollars and Forty Three Cents ($31,172.43) each commencing on the 1st day of December, 1999 or the 1st day of the 2nd month after all sums have been advanced under the Commitment Letter, whichever shall first occur, and continuing on the 1st day of each month thereafter and a final thirty seventh (37th) monthly installment sufficient to pay the remaining unpaid balance of principal and accrued interest due hereunder. Said monthly installment shall be adjusted in the event all monies are not advanced under the Commitment Letter. Each such installment shall first be applied on account of interest at the aforesaid rate and the balance thereon shall be applied on account of principal. In the event any such installment due under

this paragraph is more than fifteen (15) days late, Maker shall pay to Payee a late charge of three percent (3%) of such installment. On or before December 1, 2002, the balance of the principal together with interest accrued and unpaid shall be paid by Maker to Payee.

Maker shall pay to the Philadelphia Industrial Development Corporation, agent for Payee, for services rendered a monthly service charge of Three Hundred Eleven Dollars and Seventy Two Cents ($311.72) commencing not later than December 1, 1999 and continuing throughout the term of this Note. In addition, in the event Maker prepays all or part of the principal due hereunder, Maker shall pay to the Philadelphia Industrial Development Corporation, agent for Payee, at the time of such prepayment, an amount equal to 1/2 of 1% of the total amount prepaid.

This Note is being executed pursuant to a loan being made by the Payee to the Maker, and Maker agrees to comply with all of the terms and conditions contained in the Commitment Letter and any default under said Commitment Letter shall be an event of default hereunder. In addition any default by PRWT Services, Inc. under a Note from PRWT Services, Inc. to Payee dated May 6, 1998 shall also be an event of default hereunder.

The payment of this Note is secured by a Security Agreement of even date herewith between Maker and Payee granting Payee a security interest in certain of Maker's personalty located at 1819 JFK Boulevard, Philadelphia, Pennsylvania and is further secured by a Guaranty of Obligations from PRWT Services, Inc.

Upon default hereunder, and after thirty (30) days written notice to Maker and the failure of Maker to cure said default within the aforesaid time period, the Maker does hereby empower any attorney of any Court of Record within the United States or elsewhere to appear for Maker, with or without a declaration filed, and confess judgment or judgments against said Maker in favor of the Payee or any subsequent holder hereof, as of any term, for the entire unpaid principal of this Note, and all arrearages of installment payments, together with costs of suit, attorney's commission of five percent (5%) for collection, and a release of all errors, on which judgment, execution or executions may issue forthwith. The Maker hereby waives the right of inquisition on all property levied upon to collect the indebtedness evidenced hereby and does voluntarily condemn the same and authorizes the Prothonotary to enter such condemnation, and waives and releases all laws, now in force or hereinafter enacted, relating to exemption, appraisement or stay of execution.

If this Note is placed in an attorney's hands for collection, or collected by a suit or through a bankruptcy, or probate, or any other court, either before or after maturity, then in any of said events, there shall be paid to the holder of this Note reasonable attorney's fees and all costs and other expenses incurred by said holder in enforcing the terms of this Note.

Failure to pay any part of principal or interest of this Note when due, or failure to carry out any of the terms, covenants or conditions of said Commitment Letter shall authorize the Payee to

declare immediately due the whole of the same and exercise any and all the rights and remedies provided by the Uniform Commercial Code as well as other rights and remedies possessed by the Payee.

The Maker and endorsers of this Note severally waive demand, presentment, notice of dishonor, diligence in collection, notice of protest, and agree to all extensions and partial payments before or after maturity without prejudice to the Payee.

IN WITNESS WHEREOF, Maker has executed this Note the day and year first above written.

PRWT COMSERV, INC.

Attest: ______________________
Asst Secretary

By: ______________________
President

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